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                                                                    Exhibit 11.1

                     Computation of Shares Used in Computing
                           Net Income (Loss) Per Share

                                                     Three Months Ended                  Nine Months Ended
                                              --------------------------------     ------------------------------

                                              September 30       September 28      September 30      September 28
                                                  1995              1996              1995              1996
                                              ------------       ------------      ------------      ------------
Common shares, beginning                        4,678,613         6,900,661         4,681,186         4,685,306
   of period
Common stock equivalents                               --           757,364                --           646,189
SAB shares (1)                                    126,988           115,815           126,988           115,815
Treasury stock buyback                            (53,242)         (153,133)          (53,242)          (87,494)
Weighted average shares issued                         --            35,038              (809)        1,501,841
                                                =========         =========         =========         =========
                                                4,752,359         7,655,745         4,754,123         6,861,657
                                                =========         =========         =========         =========


(1) In accordance with SEC Staff Accounting Bulletin No. 83 ("SAB" No. 83"), issuance of Common Stock equivalents (common stock, stock options) one year prior to the initial filing date of the registration statement at share prices below the public offering price of $9.50 per share, are considered to have been made in anticipation of the public offering and have been included as if the shares were outstanding for all periods presented until issued and outstanding using the treasury stock method.

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